Exhibit 99.2

CONSENT OF CITIGROUP GLOBAL MARKETS INC.

The Board of Directors

WPX Energy, Inc.

3500 One Williams Center

Tulsa, Oklahoma 74172

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated September 26, 2020, to the Board of Directors of WPX Energy, Inc. (“WPX”), as Annex C to, and reference to such opinion letter under the headings “Summary—Opinion of WPX’s Financial Advisor” and “The Merger—Opinion of WPX’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger involving WPX and Devon Energy Corporation (“Devon”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Devon (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

November 4, 2020